UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

Spirits Capital Corporation

(Exact name of issuer as specified in its charter)

Delaware	13-3878747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 4100 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

949-674-0355

Issuer’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Annual Report”), the terms “Spirits Capital”, “we”, “us”, “our” or the “Company” refer to Spirits Capital Corporation.

FORWARD-LOOKING STATEMENTS

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

You should read these risk factors and the other cautionary statements made in the Company’s filings as being applicable to all related forward-looking statements wherever they appear in this Annual Report. We cannot assure you that the forward-looking statements in this Annual Report will prove to be accurate and therefore prospective investors are encouraged not to place undue reliance on forward-looking statements. You should read this annual Report completely. Other than as required by law, we undertake no obligation to update or revise these forward-looking statements, even though our situation may change in the future.

We caution investors not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in this Annual Report, as well as others that we may consider immaterial or do not anticipate at this time. These forward-looking statements are based on assumptions regarding the Company’s business and technology, which involve judgments with respect to, among other things, future scientific, economic, regulatory and competitive conditions, collaborations with third parties, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties, including those described in this Annual Report. These risks and uncertainties are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time.

For more information about the risks and uncertainties the Company faces, see the section “Risk Factors” in this Annual Report beginning on page 4. Forward-looking statements speak only as of the date they are made. The Company does not undertake and specifically declines any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments. We advise investors to consult any further disclosures we may make on related subjects in other reports that we file with or furnish to the SEC.

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Item 1. Business

Overview

Spirits Capital Corporation is a Delaware corporation formed on December 5, 1995. We are still building our structure and brand and developing our business plans for expansion.

The Company is currently structured as a holding company for the businesses of its subsidiaries. The Company currently has one operating wholly owned subsidiary, Spirits Global, Inc., a Delaware corporation (“SG”). SG was organized on May 7, 2018. It engages in the sale of Cask Investment Deeds that provide a fixed return over a fixed period of time. Each Cask Investment Deed is secured by one barrel of newly filled (less than one year) of aging Premium American Whiskey, which is held in a secure bonded facility and insured of the hold period of the investment. Revenue is generated from the difference in the Cask Investment Deed price and cost to the Company of the whiskey, storage fees and insurance. Additionally, the Company expects to generate revenue from the difference of the sale price of the whiskey and amounts owed to investors under the Cask Investment Deed.

SG will enter into distillation and warehouse agreements with vetted licensed Distilled Spirits Producers (“DSP’s”) to secure newly filled barrels of Premium American Whiskey. These inventories will be retained under storage and insurance agreements within the licensed DSP’s bonded warehouse until the inventory is sold on behalf of the company to licensed wholesale buyers. SG is obligated to maintain business property insurance policy for replacement cost of each barrel. The insurance carrier will perform a valuation on an annual basis in order to determine the current value and increased replacement cost. In addition, SG requires the DSP to maintain at all times and show proof of liability insurance that includes general liability, automobile liability, liquor liability and umbrella coverage. In the event of a loss, if the replacement cost does not cover the value of the deed SG would be responsible to cover the difference to the deed holder, which based upon SG’s limited operating history could present a risk to the deed holder.

As part of its development and expansion:

●	The Company intends to introduce similar Cask Investment Deed for other spirits, including but not limited to tequila, scotch, rum and other spirits.
●	The Company will build a portfolio of Premium American Whiskey and other spirits in order to generate profits on the future sale of said spirits after the aging process.
●	Through supplier agreements with purveyors of wholesale bulk spirits, the Company will monitor and maintain an index of available inventories, monthly release pricing, and track valuations of key inventories offered for sale by third parties. This includes access to actual sales comparable pricing, under NDA with its affiliated wholesalers.
●	The Company also intends to enter into strategic joint ventures with certain distilleries in order to maintain consistent allocations of newly filled Premium American Whiskey.
●	We will complete and implement a distributed ledger in order to provide the holders of a Cask Investment Deed with transparency and secure record keeping.

Cask Investment Deed

Description

The Cask Investment Deed is a loan instrument that provides the holder with a fixed return over a period of three to five years. Once the spirits underlying each Cask Investment Deed are acquired and poured, each Cask Deed Investment will be secured by one barrel of newly filled (less than one year) of Premium American Whiskey distilled by qualified Premium American Whiskey distillers. The barrels will be held in a bonded facility during the aging process. will be insured over the hold period of the investment. SG will complete and implement a distributed ledger in order to provide the holders of Cask Investment Deeds with transparency and secure record keeping.

Example: Each barrel of whiskey underlying a Cask Investment Deed will have its own identification number which will be entered onto the distributed ledger and will be accessible through our platform by the Cask Investment Deed holder.

The Cask Investment Deed, once the underlying spirits are secured, poured and assigned, will be subject to a security agreement entitling the deed holder to file a UCC-1 statement against the underlying barrels (collateral) of their Cask Investment Deeds. The UCC-1 statement serves as a lien on secured collateral, where the components and filing procedures are comparable to the lien requirements in residential mortgage loan contracts. The UCC-1 statement is a directive of the Uniform Commercial Code, which governs business deals and activities in the United States.

3

Rights and Obligations

SG shall manage and oversee the aging of the Whiskey contained in the barrels of unaged Premium American Whiskey in connection with Cask Investment Deed holder’s purchased deeds and will provide reports to the holder on the aging status, quality, and other relevant information, on a quarterly basis.

SG shall obtain and maintain an insurance policy for the replacement cost for each barrel until the related Cask Deed Investment obligation is satisfied in full. Upon each holder’s request, SG will provide Deedholder with current certificates of insurance as evidence of the required insurance coverage.

SG will execute a security agreement in favor of the Deedholder on the barrels of unaged Premium American Whiskey in connection with Deedholder’s purchased deeds.

SG will provide the Cask Investment Deed holder with the barrel identification number. In addition, SG will add the identification number to a digital ledger in order to provide further transparency.

SG will further be obligated to adhere to all of the terms and conditions pursuant to the Cask Investment Deed obligation.

Our Competitive Strength

We believe that we differentiate ourselves from our competition and will be able to grow our business as a result of combining new age technology with one of the most consistently performing asset classes available today.

Employees

The Company employed 6 full-time employees at December 31, 2023, and 8 full-time employees as of the date hereof.

Properties

In September 2021, the Company entered into an office lease for approximately 3,000 square feet located at 100 Bayview Circle, Suite 4100, Newport Beach, CA 92660 for $10,350 per month. This lease commenced on October 1, 2021, and expires on March 31, 2027.

Legal Proceedings

The Company is involved in, and may from time to time, may become involved in other legal proceedings that are incidental to its operations. The Company considers current proceedings to be in the ordinary course of business and not material to the Company’s operations. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, the legal proceedings could have an adverse impact on the Company’s business because of defense and settlement costs, diversion of resources and other factors.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as our industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated November 30, 2023, as supplemented or amended from time to time (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular.

4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contain certain forward-looking statements. Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events; are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

Critical Accounting Policies

The following discussion is based upon our financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingencies. We continually evaluate the accounting policies and estimates used to prepare the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

Business Overview

Going Concern Uncertainty

As shown in the accompanying financial statements, the Company generated net losses of $5,591,105 and $32,477,619 during the years ended December 31, 2023 and 2022, respectively. The Company did not generate any revenue from product sales during the years ended December 31, 2023 and 2022. As of December 31, 2023, the Company’s current assets exceeded its current liabilities by $1,693,701. As of December 31, 2023, the Company had $2,057,843 of cash.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking to raise additional capital principally through its Regulation A, Tier 2 offering and is targeting strategic partners in an effort to finalize the development of its products and begin generating revenues. The ability of the Company to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements and expansion of its operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2024. However, management cannot make any assurances that such financing will be secured.

Plan of Operations

The Company integrates whiskey and technology.

5

The Company plans to use a significant portion of the net proceeds of its offering to put down deposits on barrel allocations with multiple distilleries. Securing barrel allocations over the next several years is a key component of our business plan for the purposes of pricing and fulfilment. At this time, we cannot reliably estimate the nature, timing or aggregate amount of such costs. We intend to continue to build our corporate and operational infrastructure.

If we are successful in raising the maximum offering amount through the sale of shares offered for sale in our offering, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next 12 months.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on operations and financial condition, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations.

Even if we raise additional capital in the near future, if our operating business segments fail to achieve anticipated financial results, our ability to raise additional capital in the future to fund our operating business segments would likely be seriously impaired. If in the future we are not able to demonstrate favorable financial results or projections from our operating business segments, we will not be able to raise the capital we need to continue our then current business operations and business activities, and we will likely not have sufficient liquidity or cash resources to continue operating.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant product revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

Results of Operations

Revenues

The Company currently has no revenues from its operations. We anticipate that revenues from product sales, net of estimated returns and allowances, will be recognized when evidence of an arrangement is in place, related prices are fixed and determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured

Operating Expenses

Selling, general and administrative expenses for the year ended December 31, 2023, increased to $1,479,019 from $493,515 for the year ended December 31, 2022. The increase primarily consisted of an increase in the company’s operations, which have included leasing an office as well as the additional expenses of operating from the office.

Payroll related expenses for the year ended December 31, 2023, increased to $1,436,220 from $361,061 for the year ended December 31, 2022. The increase is a result of hiring additional staff.

Professional fees for the year ended December 31, 2023, increased $839,115 from $217,169 for the year ended December 31, 2022. This increase primarily consisted of increased legal, accounting and consulting expenditures associated with the current Regulation A offering.

Stock based compensation for the year ended December 31, 2023, decreased to $1,638,650 from $31,082,649 for the year ended December 31, 2022. This decrease is primarily due to the decreased issuances of common stock issued for new services.

Other Income (Expense)

For the year ended December 31, 2023, we had other expense of $198,101 compared to other expense of $323,225 in 2022. This decrease in other expense is primarily attributable to a $202,100 loss on the impairment of assets during 2022.

Net Loss

As a result of the above, we reported a net loss of $5,591,105 and $32,477,619 for the years ended December 31, 2023, and 2022, respectively.

6

Liquidity and Capital Resources

We require working capital to fund the continued development and commercialization of our proprietary fiber optic sensing devices, and for operating expenses. During the year ended December 31, 2023, we had $5,990,123 in new cash proceeds compared to the year ended December 31, 2022, when we had $1,476,300 in new cash proceeds.

As of December 31, 2023, we had cash of $2,057,843, compared to $397,440 as of December 31, 2022. We currently do not have sufficient cash to fund our operations for the next 12 months and will require additional funding during the next 12 months to finance the growth of its current operations and achieve our strategic objectives. The Company is seeking to raise additional capital principally through our offering and we are targeting strategic partners in an effort to finalize the development of our products to begin generating revenues. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund operations through calendar year 2024. Currently, loans from banks or other lending sources for lines of credit or similar short-term borrowings are not readily available to us. We have been able to raise working capital to fund operations through the issuances of convertible notes or obtained through the issuance of our restricted common stock. As of December 31, 2023, the Company’s current assets exceeded its current liabilities by $1,693,701.

Our executive officers and our Board of Directors review our sources and potential uses of cash in connection with our annual budgeting process and whenever circumstances warrant. Generally speaking, our principal funding source is cash from financing activities, and our principal cash requirements include loans to our operating subsidiaries, operating expenses, and capital expenditures.

Cash Flows from Operating Activities

During the year ended December 31, 2023, net cash used by operating activities was $4,095,072. By comparison, during the year ended December 31, 2022, net cash used by operating activities was $886,214.

Cash Flows from Investing Activities

During the year ended December 31, 2022, we had net cash used in investing activities of $234,525. During the year ended December 31, 2022, net cash used by investing activities was $214,925.

Cash Flows from Financing Activities

During the year ended December 31, 2023, net cash provided by financing activities was $5,990,000 which was comprised of proceeds from the sale of common stock from offering of $6,210,000, from issuance of a notes payable of $136,250 and from payments of notes payable of $356,250. During the year ended December 31, 2022, net cash used by financing activities was $1,476,300, which was comprised of proceeds from the sale of common stock from offering of $1,171,000 and from issuance of a notes payable of $305,300.

Factors That May Affect Future Results

Management’s Discussion and Analysis contains information based on management’s beliefs and forward-looking statements that involve a number of risks, uncertainties, and assumptions. There can be no assurance that actual results will not differ materially from the forward-looking statements as a result of various factors, including but not limited to, our ability to obtain the equity funding or borrowings necessary to market and launch our products, our ability to successfully serially produce and market our products; our success establishing and maintaining collaborative licensing and supplier arrangements; the acceptance of our products by customers; our continued ability to pay operating costs; our ability to meet demand for our products; the amount and nature of competition from our competitors; the effects of technological changes on products and product demand; and our ability to successfully adapt to market forces and technological demands of our customers.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our consolidated financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity capital expenditures or capital resources.

Recent Accounting Pronouncements

We have provided a discussion of recent accounting pronouncements in Note 1 to the Condensed Financial Statements.

7

Item 3. Directors and Executive Officers

The following table sets forth regarding our executive officers, directors and significant employees, including their ages as of the date hereof:

Name	Title	Age	Mailing Address	Term of Office	Approximate Hours per Week for Part Time Employees
Todd Sanders	Chairman (Sole Director), Chief Executive Officer, Chief Financial Officer (1)	51	100 Bayview Circle, Suite 4100 Newport Beach, CA 92660	December 2019- present	Full Time
Reza Hashemi	Chief Technology Officer	29	100 Bayview Circle, Suite 4100 Newport Beach, CA 92660	July 2023- present	Full Time
Michael D. Weydemuller	Chief Investment Officer	55	100 Bayview Circle, Suite 4100 Newport Beach, CA 92660	December 2021- present	Full Time

(1) Mr. Sanders assumed the role of Chief Financial Officer in August 2023.

Biographical Information

Todd Sanders, Chairman, Chief Executive Officer, and Chief Financial Officer

Mr. Sanders has extensive knowledge of the small to medium size enterprise market. Mr. Sanders has been invested in and has held directorships in multiple companies. He has assisted companies by assembling management teams, boards of directors and advisory boards, and formulating business, capital formation, and investor relations strategies for the companies. Mr. Sanders has a background in venture capital, investing, mergers & acquisitions, strategic planning and corporate finance. In his career Mr. Sanders has been a founder, executive, investor, board member, or consultant to over two dozen private and publicly traded companies. Prior to serving as our Chairman and Chief Executive Officer, Mr. Sanders was the CEO of Two Eighty Seven LLC, a private investment and management consulting company that he founded in 2018.

Reza Hashemi, Chief Technology Officer

Prior to joining our Company, from 2020 to 2023, Mr. Hashemi served as CEO of Bini App, inc. From 2018-2020, he served as CTO of i3ops, inc. From 2015 to 2017, he served as VP Engineering of US Master Tec. An Edison Award winner, Mr. Hashemi is an inventor and entrepreneur specializing in technology development. Mr. Hashemi has an extensive experience in executive positions which has allowed him to bridge the gap between the tech and business worlds. Raised in Kuala Lumpur, Malaysia, Mr. Hashemi studied Information Technology Management and simultaneously pioneered the very first digital networked rental car company, which he later sold in order to join ELC Technologies (one of the top one hundred (100) leading tech companies of the decade) in Singapore.

Michael D. Weydemuller, Chief Investment Officer

Mr. Weydemuller also serves as the CEO of Trust Tax Compliance Network. Mr. Weydemuller oversees our Cask Investment Deed product. He has over eighteen (18) years of experience in individual, corporate and trust taxation as well as corporate accounting. He specialized in the Entertainment Industry and High Net Worth Individuals. As a tax professional, he has helped individuals, families, businesses, and nonprofit organizations navigate the complex US Tax Code. He has also managed other firms and held titles of Tax Director and Senior Tax Manager. Mr. Weydemuller has received his Bachelor of Arts Degree (Double-majored in International Business and International Relations) at Webster University, St. Louis, MO and received his Master of Science, Taxation (MST) at Golden Gate University, San Francisco, CA.

Sole Director

Todd Sanders has been the sole director of the Company and Chairman of the Board of Directors since December 30, 2019.

Committees of the Board of Directors

The Company’s Board of Directors currently does not have, and has never had, any committees.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

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Employment Arrangements

Mr. Sanders’ amended and restated employment agreement dated December 30, 2019 is for an initial term of five years. Customary severance payments are triggered in the event of termination by the Company without cause or by the executive for good reason. Mr. Sander’s salary is currently $525,000 annually. In August 2023, he was granted a $300,000 bonus.

Mr. Hashemi’s at will employment agreement, which was effective July 8, 2023, may be terminated by either party any time with or without cause. His current salary is $225,000 annually.

Mr. Weydemuller’s at will employee, which was effective December 31, 2021, may be terminated by either party any time with or without cause. His current salary is $100,000 annually. Mr. Weydemuller holds a warrant to purchase up to 3,000,000 shares of common stock at $0.50 per share.

Summary Compensation Table

The following table represents information regarding the total compensation of our three most highly compensated officers, including our Sole Director, for the year ended December 31, 2023.

Name	Title	Paid Cash Compensation	Non-Cash Compensation	Total
Todd Sanders(1) (2)	Chairman, Chief Executive Officer, current Chief Financial Officer. Sole Director	$723,833.00	$0.00	$723,833.00
Reza Hashemi	Chief Technology Officer	$108,333.00	$0.00	$108,333.00
Thomas Seifert(1)	Former Chief Financial Officer	$32,935.00	$0.00	$32,935.00
Michael D. Weydemuller (3)	Chief Investment Officer	66,666.00	[ ]	[ ]

(1) Mr. Seifert resigned on July 11, 2023. Mr. Sanders assumed the office in August 2023.

(2) Includes $300,000 bonus, $2,378 monthly auto allowance and $228 monthly phone allowance.

(3) Non-Cash compensation consists of 1,291,150 shares of common stock valued at [                    ] and stock option to purchase up to 3,000,000 shares at an exercise price of $0.50 per share, valued at [                   ].

Other than the compensation listed in the table above, no other compensation was provided to the executive officers or directors of the Company named in the table above for the fiscal year ended December 31, 2023.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets out, as of December 31, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities. Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the securities they beneficially own. The address for each executive officer is 100 Bayview Cir, Ste 4100, Newport Beach, CA 92660.

Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class (3)
Directors and executive officers as a group	52,072,150		49.31%
Todd Sanders, Chairman, Sole Director, Chief Executive Officer, Chief Financial Officer (indirectly) (1)	43,281,000	0	42.19%
Reza Hashimi, Chief Technology Officer	4,500,000	0	4.39%
Michael D. Weydemuller, Chief Investment Officer (4)	4,291,150	0	4.06%

Green Capital Management Limited (2)	22,522,000	0	21.95%

(1)	Shares are held indirectly. Todd Sanders exercises sole voting and investment power over securities held by New American Oak Trust and Two Eighty Seven, LLC.
(2)	Address: 6 St. Georges Building Suite 1908 19th Floor No 2 Ice House Street Central Hong Kong. Frank Dominick exercises sole voting and investment power over these securities.
(3)	Calculated based on 102,595,020 shares outstanding on December 31, 2023.
(4)	Includes currently exercisable stock option to purchase up to 3,000,000 shares at an exercise price of $0.50 per share.

Item 5. Interest of Management and Others in Certain Transactions

On March 22, 2022, the Company’s Board of Directors approved, and the Company entered into securities purchase agreements whereby the Company issued 4,500,000 shares of common stock for $450 to Mr. Hashemi, valued at $7,500,000. This transaction resulted in $4,499,550 in stock-based compensation which is reflected in the consolidated statement of operations.

Item 6. Other Information

None.

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Item 7. Financial Statements

SPIRITS CAPITAL CORPORATION

Index to the Consolidated Financial Statements As of December 31, 2023 and 2022

and for the Years Ended December 31, 2023 and 2022

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Spirits Capital Corporation

Newport Beach, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Spirits Capital Corporation (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity(deficit), and cash flows for the years December 31, 2023 and 2022, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency at December 31, 2023 and 2022. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Urish Popeck & Co., LLC

We have served as the Company’s auditor since 2021.

Pittsburgh, PA

April 16, 2024

F-2

SPIRITS CAPITAL CORPORATION

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,057,843	$397,440
Prepaid expenses	372,450	270,250
Inventory	516,802	454,900
Deposits	238,496	23,997
Total current assets	3,185,591	1,146,587
Operating lease right of use asset, net	353,830	449,062
Property and equipment, net	55,185	47,077
Total assets	$3,594,606	$1,642,726

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$409,882	$398,932
Accrued liabilities	592,904	705,679
Derivative liability, warrants	66,307	182,210
Notes payable, net of discount of $4,618 and $217,866	310,382	317,134
Operating lease right of use liability, current portion	112,415	81,187
Total current liabilities	1,491,890	1,685,142

Operating lease right of use liability	282,562	394,976
Other long-term liabilities	675,000	675,000
Total liabilities	2,449,452	2,755,118
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, no shares issued or outstanding as of both December 31, 2023 and 2022	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized, 102,595,020 and 94,717,470 shares issued and outstanding as of December 31, 2023 and 2022, respectively	11,254	10,453
Additional paid-in capital	94,118,207	86,270,357
Accumulated deficit	(92,984,307)	(87,393,202)
Total stockholders’ equity (deficit)	1,145,154	(1,112,392)
Total liabilities and stockholders’ equity (deficit)	$3,594,606	$1,642,726

See accompanying notes to consolidated financial statements.

F-3

SPIRITS CAPITAL CORPORATION

Consolidated Statements of Operations

	Year Ended December 31,
	2023	2022
Revenue	$-	$-
Operating expenses:
General and administrative expenses	1,479,019	493,515
Payroll and compensation	1,436,220	361,061
Professional fees	839,115	217,169
Stock based compensation expense	1,638,650	31,082,649
Total operating expenses	5,393,004	32,154,394

Operating loss	(5,393,004)	(32,154,394)

Other income (expense):
Interest expense	(100,756)	(121,125)
Amortization of debt discount	(213,248)	-
Change in fair value of derivative liability, warrants	115,903	-
Loss on the impairment of assets	-	(202,100)
Total other income (expense)	(198,101)	(323,225)
Net loss	$(5,591,105)	$(32,477,619)
Net loss per common share - basic and diluted	$(0.06)	$(0.38)
Weighted average common shares outstanding - basic and diluted	98,681,824	86,571,147

See accompanying notes to consolidated financial statements.

F-4

SPIRITS CAPITAL CORPORATION

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2021	-	$-	61,676,320	$6,249	$53,905,612	$(54,915,583)	$(1,003,722)
Issuance of common stock for cash	-	-	2,170,000	217	1,170,783	-	1,171,000
Issuance of common stock for prepaid expense	-	-	100,000	10	99,990	-	100,000
Issuance of common stock for notes payable	-	-	10,000	1	15,299	-	15,300
Issuance of warrants for stock-based compensation	-	-	-	-	326,799	-	326,799
Issuance of common stock for stock based compensation	-	-	30,761,150	3,976	30,751,874	-	30,755,850
Net loss	-	-	-	-	-	(32,477,619)	(32,477,619)
Balance at December 31, 2022	-	$-	94,717,470	10,453	86,270,357	(87,393,202)	(1,112,392)
Issuance of common stock for cash	-	-	6,463,900	660	6,209,340	-	6,210,000
Issuance of common stock for stock based compensation	-	-	1,638,650	164	1,638,487	-	1,638,650
Cancellation of common stock	-	-	(225,000)	(23)	23	-	-
Net loss	-	-	-	-	-	(5,591,105)	(5,591,105)
Balance at December 31, 2023	-	$-	102,595,020	$11,254	$94,118,207	$(92,984,307)	$1,145,154

See accompanying notes to consolidated financial statements.

F-5

SPIRITS CAPITAL CORPORATION

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,591,105)	$(32,477,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,638,650	31,082,649
Change in fair value of derivative liability, warrants	(115,903)	-
Depreciation and amortization	11,918	7,971
Amortization of right of use assets	95,232	150,758
Amortization of debt discount	213,248	-
Loan acquisition costs	-	15,000
Impairment of assets	-	202,100
Changes in operating assets and liabilities:
Prepaid expenses	(102,200)	(120,250)
Accounts payable	10,950	(115,261)
Inventory	(61,902)	(454,900)
Other long-term liabilities	-	675,000
Accrued liabilities	(112,775)	271,990
Operating lease liability	(81,186)	(123,652)
Net cash used in operating activities	(4,095,072)	(886,214)
Cash flows from investing activities:
Purchases of property and equipment	(20,026)	(214,925)
Deposits	(214,499)	-
Net cash used in investing activities	(234,525)	(214,925)
Cash flows from financing activities:
Proceeds from notes payable	136,250	305,300
Payments on notes payable	(356,250)	-
Proceeds from sale of common stock	6,210,000	1,171,000
Net cash provided by operating activities	5,990,000	1,476,300
Net change in cash and cash equivalents	1,660,403	375,161
Cash and cash equivalents at beginning of the year	397,440	22,279
Cash and cash equivalents at end of the year	$2,057,843	$397,440
Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$64,621	$-
Cash paid for income taxes	$-	$-
Supplemental Disclosure Of Non-Cash Financing Activities:
Stock issued for prepaid expense	$-	$100,000
Stock issued for settlement of notes payable	$-	$15,300

See accompanying notes to consolidated financial statements.

F-6

SPIRITS CAPITAL CORPORATION

Notes to the Consolidated Financial Statements

For the Years ended December 31, 2023 and 2022

NOTE 1 – BASIS OF FINANCIAL STATEMENT PRESENTATION

Organization and Description of Business

Capital Beverage Corporation (“Capital Beverage”) was incorporated under the laws of the State of Delaware on December 5, 1995. On December 30, 2019, Monogram Global Inc. a Delaware corporation (“Monogram”) and (the “Company”) merged with and into Capital Beverage Corporation. On April 29, 2021, the Company approved an amendment to change the name of the corporation to Spirits Capital Corporation.

Spirits Capital Corporation is a platform providing secured purchase of premium American Whiskey while maturing. The objectives of the company development was a vision to create an open, safe and secure marketplace for value hunters who want to capitalize on the strong and promising future of this spirit.

On December 30, 2019, Capital Beverage entered into a Share Exchange Agreement (the “Agreement” or the (“Merger”) involving Capital Beverage as the surviving parent corporation and acquiring a privately held Delaware corporation known as Monogram Global Inc. With the change of control of the Company, the Merger was accounted for as a recapitalization in a manner similar to a reverse acquisition.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, the Company generated net losses of $5,591,105 and $32,477,619 during the years ended December 31, 2023 and 2022, respectively. The Company did not generate any revenue from product sales during the years ended December 31, 2023 and 2022. As of December 31, 2023, the Company’s current assets exceeded its current liabilities by $1,693,701. As of December 31, 2023, the Company had $2,057,843 of cash.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking to raise additional capital principally through private placement offerings and is targeting strategic partners in an effort to finalize the development of its products and begin generating revenues. The ability of the Company to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements and expansion of its operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2024. However, management cannot make any assurances that such financing will be secured.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements are as follows:

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Our financial statements as of December 31, 2023 and 2022 include the accounts of Spirits Global, Inc.

F-7

Reclassifications

Certain amounts in the December 31, 2022 financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, preferred deemed dividend and common stock issued for services.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

As of December 31, 2023, the Company’s cash and cash equivalents included $253,942 in USDC and USDT stable value cryptocurrency assets. The assets are held in a cold storage facility, which may be at risk of loss or damage.

Accounts receivable and allowance for doubtful accounts

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are offset against sales and relieved from accounts receivable, after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2023 and 2022, there were no allowance for doubtful accounts.

Property and Equipment

Property and equipment are capitalized and depreciated over their estimated economic useful lives. Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets (property and equipment) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

The Company currently has no revenues from its operations. We anticipate that revenues from product sales, net of estimated returns and allowances, will be recognized when evidence of an arrangement is in place, related prices are fixed and determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured.

Inventories

Inventories are valued at the lower of cost or net realizable value. We value our inventories primarily using the first-in, first-out (FIFO) cost method. FIFO cost approximates current replacement cost. Because we age most of our whiskeys in barrels for three years or more, we sell only a portion of our whiskey inventory each year. Following industry practice, we classify all barrelled whiskey as a current asset. We include warehousing, insurance, ad valorem taxes, and other carrying charges applicable to barrelled whiskey in inventory costs.

F-8

Concentration of Credit Risk

The Company has no significant concentrations of credit risk.

Related Parties

The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Derivative Financial Instruments

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a lattice model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the shares of common stock at the commitment date to be received upon conversion.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of FASB ASC 820, “Fair Value Measurements and Disclosures”. As defined in FASB ASC 820, the fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement) as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

F-9

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The carrying values of the Company’s prepaid expenses, accounts payable and accrued liabilities approximate their fair values due to the short maturity of these instruments. The Company believes the carrying amount of its notes payable and other long- term liabilities approximate fair value based on rates and other terms currently available to the Company for similar debt instruments.

See Note 7 for fair value disclosure of derivative liability.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023, diluted net loss per share is the same as basic net loss per share. Potentially dilutive items outstanding as of December 31, 2023 include 706,750 common stock warrants.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740- 10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

F-10

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company does not anticipate a tax liability for the year ended December 31, 2023.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This amendment requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and forward-looking estimates. ASC 326 was adopted by the Company effective January 1, 2023. The adoption of ASC 326 did not have a material impact on the Company’s financial statements or disclosures.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of:

	December 31,
	2023	2022

Computer equipment	$4,117	$-
Furniture and equipment	38,778	22,869
Leasehold improvements	35,294	35,294
	78,189	58,163
Less: Accumulated depreciation	(23,004)	(11,086)
Property and equipment, net	$55,185	$47,077

Depreciation expense for property and equipment for the years ended December 31, 2023 and 2022, was in the amount of $11,918 and $11,086, respectively.

F-11

NOTE 5 – NOTES PAYABLE

As of December 31, 2023 and 2022, respectively, there were $310,382 and $317,134 of promissory notes outstanding, net of debt discount of $4,618, and $217,866. Accrued interest on the notes was $52,250 and accrued interest and $53,772, respectively. As of December 31, 2023, the note was in default.

On February 1, 2023, the Company entered into a promissory note with an investor in the aggregate principal amount of $26,250 with a $1,250 original issue discount. The note bears no interest. The Company received $25,000 in cash.

On February 1, 2023, the Company entered into a promissory note with an investor in the aggregate principal amount of $105,000 with a $5,000 original issue discount. The note bears no interest. The Company received $100,000 in cash.

During the years ended December 31, 2023, the Company made repayments in aggregate of $356,250 of the notes payable.

NOTE 6 – OTHER LONG TERM LIABILITIES, DEEDS

Deed liabilities

As of December 31, 2023 and 2022 respectively, there were $675,000 and $675,000 of Deeds outstanding. As of December 31, 2023 and 2022 respectively, there was accrued interest of $174,375 and $73,125 related to the Deeds.

NOTE 7 – DERIVATIVE LIABILITY, warrants

The Company recorded a derivative liability based on the conversion features of its underlying common stock warrants. The derivative liability is a Level 3 financial instrument. The following is a summary of activity of the derivative liability for the year ended December 31, 2023:

Derivative
Liability
Balance at December 31, 2022	$182,210
Change in fair value	(115,903)
Balance at December 31, 2023	$66,307

The Company used the following assumptions for determining the fair value of the convertible instruments granted under the Black-Scholes option pricing model:

Year Ended December 31, 2023
Expected volatility	25%
Expected term - years	1.97-3.97
Risk-free interest rate	3.81%
Expected dividend yield	0%

F-12

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED OTHER LIABILITIES

Accounts payable and accrued other liabilities consisted of the following:

	December 31,
	2023	2022
Accounts payable	$409,882	$398,932
Accrued salaries	347,694	573,074
Accrued interest	226,625	126,897
Accrued liabilities, other	18,585	5,708
Accounts payable and accrued liabilities	$1,002,786	$1,104,611

NOTE 9 – STOCKHOLDERS’ EQUITY

Capital Structure

The authorized capital of the Company consists of 500,000,000 shares of common stock and 1,000,000 shares of preferred stock, both par value $0.0001 per share.

Preferred Stock

As of December 31, 2023 and 2022, there were no preferred shares issued and outstanding for all classes.

Common Stock

As of December 31, 2023 and 2022, there were 102,595,020 and 94,717,470 shares of common stock issued and outstanding, respectively.

2023 Transactions

On January 10, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On January 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 65,000 shares of common stock for $65,000.

On February 3, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On February 6, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On February 16, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On February 24, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On March 3, 2023, the Company’s Board of Directors approved and the Company entered into Securities Purchase Agreements where the Company issued 300,000 shares of common stock for $300,000.

On March 26, 2023, the Company’s Board of Directors approved and the Company entered into an Advisory Agreement where the Company issued 175,000 shares of common stock, valued at $175,000.

On March 31, 2023, the Company’s Board of Directors approved and the Company entered into an Advisory Agreement where the Company issued 49,000 shares of common stock, valued at $49,000.

F-13

On April 7, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On April 7, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On April 10, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On April 10, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 35,000 shares of common stock for $35,000.

On April 20, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 300,000 shares of common stock for $300,000.

On April 21, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 100,000 shares of common stock for $100,000.

On April 23, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 100,000 shares of common stock for $100,000.

On April 23, 2023, the Company’s Board of Directors approved and the Company entered into five (5) separate Securities Purchase Agreements where the Company issued 50,000 shares of common stock for $50,000 for each agreement.

On April 23, 2023, the Company’s Board of Directors approved and the Company entered into four (4) separate Securities Purchase Agreements where the Company issued 25,000 shares of common stock for $25,000 for each agreement.

On April 23, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 75,000 shares of common stock for $75,000.

On April 23, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 100,000 shares of common stock for $100,000.

On April 24, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 195,000 shares of common stock for $195,000.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 2,000 shares of common stock for $2,000.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into two (2) separate Securities Purchase Agreements where the Company issued 5,000 shares of common stock for $5,000 for each agreement.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into three (3) separate Securities Purchase Agreements where the Company issued 10,000 shares of common stock for $10,000 for each agreement.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 12,000 shares of common stock for $12,000.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into three (3) separate Securities Purchase Agreements where the Company issued 100,000 shares of common stock for $100,000 for each agreement.

F-14

On April 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On April 26, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On April 26, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 10,000 shares of common stock for $10,000.

On May 1, 2023, the Company’s Board of Directors approved and the Company entered into two (2) separate Securities Purchase Agreements where the Company issued 10,000 shares of common stock for $10,000 for each agreement.

On May 1, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 125,000 shares of common stock for $125,000.

On May 1, 2023, the Company’s Board of Directors approved and the Company entered into two (2) separate Securities Purchase Agreements where the Company issued 225,000 shares of common stock for $225,000 for each agreement.

On May 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 5,000 shares of common stock for $5,000.

On May 3, 2023, the Company’s Board of Directors approved and the Company entered into three (3) separate Securities Purchase Agreements where the Company issued 5,000 shares of common stock for $5,000 for each agreement.

On May 3, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 10,000 shares of common stock for $10,000.

On May 3, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 20,000 shares of common stock for $20,000.

On May 10, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 5,000 shares of common stock for $5,000.

On May 24, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 5,000 shares of common stock for $5,000.

On May 25, 2023, the Company’s Board of Directors approved and the Company entered into three (3) separate Securities Purchase Agreements where the Company issued 25,000 shares of common stock for $25,000 for each agreement.

On May 25, 2023, the Company’s Board of Directors approved and the Company entered into two (2) separate Securities Purchase Agreements where the Company issued 50,000 shares of common stock for $50,000 for each agreement.

On May 25, 2023, the Company’s Board of Directors approved and the Company entered into five (5) separate Securities Purchase Agreements where the Company issued 100,000 shares of common stock for $100,000 for each agreement.

On May 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 150,000 shares of common stock for $150,000.

On May 25, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On June 6, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 100,000 shares of common stock for $100,000.

On August 10, 2023, the Company’s Board of Directors authorized to cancel 25,000 shares as the issuance of shares was an error and the Company Cancelled 25,000 shares of common stock.

F-15

On September 28, 2023, the Company’s Board of Directors authorized to cancel 100,000 shares as the issuance of shares was an error and the Company Cancelled 100,000 shares of common stock.

On September 28, 2023, the Company’s Board of Directors to cancel 100,000 shares as the issuance of shares was an error and the Company Cancelled 100,000 shares of common stock.

On September 28, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 1,000,000 shares of common stock for $1,000,000.

On September 28, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 4,900 shares of common stock for $4,900.

On September 28, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 75,000 shares of common stock for $75,000.

On September 28, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On September 28, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 115,000 shares of common stock for $115,000.

On October 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 1,242,150 shares of common stock valued at $1,242,150.

On October 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 555,000 shares of common stock for $555,000.

On October 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 165,000 shares of common stock valued at $165,000.

On October 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On October 2, 2023, the Company’s Board of Directors approved and the Company entered into a Securities Purchase Agreement where the Company issued 7,500 shares of common stock valued at $7,500.

In 2023 the Company issued an aggregate of 6,463,900 shares of common stock for proceeds of $6,210,000.

In 2023, the Company issued an aggregate of 1,638,650 shares of common stock pursuant to employment and consulting agreement. The Company recorded stock-based compensation expense of $1,638,650, a fair value of $1.00 per share.

2022 Transactions

On January 10, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 75,000 shares of common stock for $75,000.

On January 13, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 1,500,000 shares of common stock for $1,500, valued at $1,500,000.

On January 14, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On January 31, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On February 17, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 250,000 shares of common stock for $250,000.

F-16

On February 28, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 3,000 shares of common stock, valued at $3,000.

On March 22, 2022, the Company’s Board of Directors approved, and the Company entered into a Debt Conversion Agreement where the Company issued 10,000 shares of common stock, valued at $10,000 in settlement of an outstanding note.

On March 22, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreements where the Company issued 22,500,000 shares of common stock for $2,250, valued at $22,500,000.

On March 28, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 2,500 shares of common stock, valued at $2,500.

On March 28, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreements where the Company issued 1,000,000 shares of common stock for $1,000, valued at $1,000,000.

On March 31, 2022, the Company’s Board of Directors approved, and the Company entered into a Legal Retainer where the Company issued 100,000 shares of common stock, valued at $100,000.

On April 4, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On April 18, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 50,000 shares of common stock for $50,000.

On April 21, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On May 17, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 100,000 shares of common stock, valued at $100,000.

On May 31, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 1,800 shares of common stock, valued at $1,800.

On June 1, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 159,800 shares of common stock, valued at $159,800 as well as 5,300 shares of common stock, valued at $5,300 as payment of a note payable.

On June 1, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 25,000 shares of common stock, valued at $25,000.

On June 29, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreements where the Company issued 127,500 shares of common stock for $127,500.

On September 14, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 100,000 shares of common stock for $100,000.

On September 16, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 25,000 shares of common stock for $25,000.

On September 22, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 12,500 shares of common stock for $12,500.

On September 30, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 150,000 shares of common stock, valued at $150,000.

F-17

On September 30, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 13,750 shares of common stock, valued at $13,750.

On November 7, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 200,000 shares of common stock for $200,000.

On November 15, 2022, the Company’s Board of Directors approved, and the Company entered into Securities Purchase Agreement where the Company issued 5,000 shares of common stock for $5,000.

On December 17, 2022, the Company’s Board of Directors approved, and the Company entered into an Employment Agreement where the Company issued 750,000 shares of common stock for $75, valued at $750,000.

On December 31, 2022, the Company’s Board of Directors approved, and the Company entered into an Advisory Agreement where the Company issued 50,000 shares of common stock, valued at $50,000.

Warrants

On September 1, 2022, the Company entered into a Promissory Note (“Note”) with an investor issuing an original issue discount promissory note in the aggregate principal amount of $315,000 with a $15,000 original issue discount. The note bears no interest and on December 19, 2022, the Company issued 450,000 warrants at an exercise price of $0.50 per share with a life of 5 years.

On December 19, 2022, the Company issued 250,000 warrants at an exercise price of $1.00 per share with a life of 3 years as compensation for a consulting agreement.

On December 19, 2022, the Company issued 4,500 warrants at an exercise price of $1.00 per share with a life of 3 years as compensation for a consulting agreement.

On February 8, 2023, the Company issued 2,250 warrants at an exercise price of $1.00 per share with a life of 3 years as compensation for a consulting agreement.

A summary of the status of the Company’s outstanding stock warrants and changes during the years ended December 31, 2023 and 2022, is as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding as of Januaary 1, 2022	-	$-	-
Granted	704,500	0.68	4.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2022	704,500	$0.68	3.68
Granted	2,250	1.00	3.00
Exercised	-	-	-
Forfeited	-	-	-
Outstanding as of December 31, 2023	706,750	$0.68	2.68

As of December 31, 2023 and 2022, there were 706,750 and 704,500 stock warrants outstanding.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Lease Agreement

Effective October 1, 2021, a six-year lease was signed for 3,000 square feet for $124,200 annually, for our facilities in Newport Beach, California for $10,350 per month.

F-18

Such leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not have any leases classified as financing leases.

The rate implicit in each lease is not readily determinable, and we therefore use our incremental borrowing rate to determine the present value of the lease payments. The weighted average incremental borrowing rate used to determine the initial value of right of use (ROU) assets and lease liabilities was 6.00%, derived from borrowing rate, as obtained from the Company’s current lenders. Right of use assets for operating leases are periodically reduced by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of December 31, 2023, we have not recognized any impairment losses for our ROU assets.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

On December 31, 2023 and 2022 the Company had current operating lease liabilities of $112,415 and $81,187, respectively, and long-term lease liabilities of $282,562 and $394,976, respectively, and right of use assets of $353,830 and $449,062, respectively.

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2023	2022
Weighted-average remaining lease term (in years)
Operating leases	3.17	4.25
Weighted-average discount rate
Operating leases	6.00%	6.00%

Supplemental cash flow information related to leases are as follows:

	Year Ended
	December 31,
	2023	2022
Operating cash flows paid for operating leases	$107,245	$83,111
Right-of-use assets obtained in exchange for operating lease obligations	$78,733	$67,629

Future minimum lease payments under these leases are as follows:

Operating
Year Ending December 31,	Leases
2024	$133,081
2025	137,074
2026	141,186
2027	23,997
Total undiscounted cash flows	435,338
Unamortized interest	(40,361)
Present value of lease liability	$394,977

Net rent expense for the years ended December 31, 2023 and 2022 were $165,023 and $111,900, respectively.

NOTE 11 – INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2023 and 2022 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to the valuation allowance to fully reserve net deferred tax assets.

F-19

The following table summarizes the significant differences between statutory rates for the years ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022
Statutory tax rate:
U.S.	21.0%	21.0%
State taxes	8.7%	8.7%
Change in valuation allowance	-29.7%	-29.7%
Net deferred tax asset	0%	0%

The Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows:

	December 31,
	2023	2022
Deferred tax asset:
Net operating loss carryforwards	$1,041,000	$276,000
Less: valuation allowance	(1,041,000)	(276,000)
Net deferred tax asset	$-	$-

The Company calculates its income tax expense by estimating the annual effective tax rate and applying that rate to the year-to- date ordinary income (loss) at the end of the period. The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets. The Company had $0 and $0 income tax expense based on its profits/losses for the years ended December 31, 2023 and 2022, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

As of December 31, 2023, the Company had accounts payable due to a related party of $0 and accrued salaries of $197,770. As of December 31, 2022, the Company had accounts payable due to a related party of $2,273 and accrued salaries of $527,051.

NOTE 13 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 16, 2024, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

F-20

Item 8. Exhibits

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

Exhibit No.	Description of Document
2.1	Amended and Restated Certificate of Incorporation (2)
2.2	Amended and Restated Bylaws (3)
3.1	Form of Promissory Note dated December 16, 2020 (1)
3.2	Form of Promissory Note dated April 8, 2021 (1)
3.3	Promissory Note issued May 13, 2021 (1)
3.4	Form of Promissory Note June 18, 2021 (1)
3.5	Promissory Note dated September 1, 2022 (1)
3.6	Convertible Note dated February 1, 2023 (1)
3.7	Convertible Note dated January 23, 2023 (1)
3.8	Form of Warrant Agreement (1)
6.1	Amended and Restated Employment Agreement (Todd Sanders) (1)
6.2	Employment Agreement (Michael D. Weydemuller) (1)
6.3	Employment Agreement (Reza Hashemi) (1)
6.4	Debt Conversion Agreement dated February 28, 2022 (1)
6.5	Form of Cask Investment Deed Purchase Agreement (1)

(1) Incorporated by reference to Company’s Form 1-A filed with Commission on August 10, 2023.

(2) Incorporated by reference to the Company’s Form 1-A/A filed with the Commission on September 22, 2023.

(3) Incorporated by reference to the Company’s Form 1-A/A filed with the Commission on October 12, 2023.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPIRITS CAPITAL CORPORATION

/s/ Todd Sanders
Todd Sanders, Chief Executive Officer Date: April 29, 2024

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Todd Sanders
Todd Sanders, Chief Executive Officer, Director, Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)
Date: April 29, 2024

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